Hudson Investors Fund, Inc.
                                   Attachment


77E. Adminstrative and cease and desist proceedings were instituted against the Hudson Investors Fund along with its advisor and its president and Mr. Larry Stockett, president of Neuropro, Inc., an alleged Nevada corporation on August 26, 1997. It was alleged that Neuropro, Inc. entered into undisclosed agreements with Hudson Advisors, Inc. and that the Fund knowingly invested in stocks controlled and recommended by Neuropro's president.

     An initial decision was issued by an Administrative Law Judge on March 30, 1999.

     The Fund was ordered to "cease and desist from committing or causing a violation or any future violation of Section 17(a) of the Securities Act,
     Section 10(b) of the Exchange Act, and Rule 10b-5 thereunder, Section 34(b) of the Company Act."

     The Adviser was ordered to "cease and desist from committing or causing a violation or any future violation of Section 17(a) of the Securities Act,
     Section 10(b) of the Exchange Act and Rule 10(b)-5 thereunder, Section 34(b) of the Company Act, and Section 204 and 207 of the Adviser Act and rule 204-1(b) therunder."

     Javed Anver Latef was ordered to "cease and desist from committing or causing a violation or any future violation of Section 17(a) of Securities Act, Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, Section 34(b) of the Company Act, and Section 207 of the Adviser Act." The order further stated that "Javed Anver Latef be, and hereby is, suspended from being associated with an investment adviser or an investment company for a period of three months."

     The Hudson Investors Fund, Inc. and Hudson Advisors, Inc. decided not to file a petition for review of the Initial Decision by the Administrative Law Judge. Therefore, this decision has become final with regard to these entities.

     Mr. Latef petitioned for review of the Administrative Law Judge's decision. This petition for review of the initial decision was granted on April 27, 1999. The final outcome of this petition is not known.


77K. Demian & Company, 72 Academy St., South Orange, NJ, successor to the practice of M.R. Reis & Company, 87 Mountain View Ave., Nutley, NJ was appointed auditor of Hudson Investors Fund, Inc. in May 1998.